Exhibit 99.2

MANAGEMENT DISCUSSION SECTION

Ladies and gentlemen, thank you for standing by; welcome to the WMS Industries Fiscal 2010 Third Quarter earnings conference call. During the presentation, all participants will be in a listen-only mode. Afterwards, we’ll conduct a question-and-answer session. As a reminder, this conference is being recorded Monday, April 26, 2010.

I would now like to turn the conference over to Bill Pfund, Vice President of Investor Relations. Please go ahead.

William Pfund, Vice President, Investor Relations

Thank you operator. Good afternoon everyone and welcome to WMS Industries’ conference call to discuss our Fiscal 2010 Third Quarter financial results and operating trends. With me are Brian Gamache, Chairman and Chief Executive Officer; Orrin Edidin, President of WMS and Scott Schweinfurth, Executive Vice President, Chief Financial Officer and Treasurer.

Before we start, let me review our safe harbor language. Our call today contains forward-looking statements concerning the outlook for WMS and future business conditions. These statements are based on currently available information and involve certain risks and uncertainties. The Company’s actual results may differ materially from those anticipated in the forward-looking statements depending on the factors described under “Item 1. Business – Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended June 30, 2009, and in our more recent filings with the SEC. The forward-looking statements made on this call and web cast, the archived version of the web cast, and in any transcripts of this call are only made as of this date, April 26, 2010.

Now let me turn the call over to Brian.

Brian R. Gamache, Chairman and Chief Executive Officer

Thank you, Bill. Good afternoon everyone.

This afternoon, WMS reported results for the March 2010 quarter that reflect record company performance in many of our key operating and financial metrics. Our revenue and diluted earnings per share – which include a 6-cent net benefit from a lower effective tax rate – were a fiscal third quarter record; and further extend our track record of quarterly revenue and earnings per share growth over the prior-year quarter.

WMS’ ability to achieve consistent top- and bottom-line growth reflects the tremendous performance of our worldwide employee base, who drive ship share gains based on our ability to innovate differentiated product and the tenacious focus to exceed customer expectations; coupled with the operating leverage inherent in our operating model….as reflected in the 16% growth in operating income on a 9% increase in revenues. We are achieving this success despite the continued challenges presented by the economy and only modest increases in our customer’s capital budgets for calendar 2010, which we expect will continue to be a factor for the next several quarters.

In the face of these challenges, our consistent growth in revenue, profitability and strong cash flow further distinguishes WMS’ operating performance. With the track record of success we have established – and more new, innovative products working in their way through our product development pipeline – you can imagine our expectations for potential future growth and operating results when we have some wind at our back, and the economy and replacement cycle normalize.

Third quarter revenues of $198 million were within our guidance range, as we took advantage of our current portfolio of player-appealing for-sale and participation products. As you will recall, the commentary on our January call highlighted our expectation that customers’ capital budgets would be only modestly higher in calendar 2010 compared to calendar 2009, as casino operators remain cautious with their capital spending. While this was certainly the case in the March quarter, we believe our high-earning products allowed us to continue to win higher capital allocations from our customers, despite their limited capital. As a matter of fact, our total new unit sales in the U.S. and Canada were 90% of the sector’s historical ship share leader, which is as close as we have ever been. And, we achieved our record level of replacement sales while also establishing a higher average selling price.

With the expected launch of our award-winning Bluebird xD™ cabinet late in the June quarter and more new innovative game content getting approved, we expect WMS’ replacement unit sales will continue to grow in the June quarter. Our ship share gains and our continued success in new distribution channels provide solid avenues of growth for WMS. Our confidence is further predicated on the return of certain of our larger multi-site customers to once again enter into Master Corporate Purchase Agreements, in which they aggregate purchases across their entire organization to make minimum purchase commitments; something few had been willing to do the last two years.

Cash flow remains an important focus for management, and our quarterly cash flow from operating activities highlights ongoing improvements in operating execution. Couple our improvement in operating cash flow with our discipline in allocating capital to investing activities, and the net result is a solid balance sheet that we believe positions us extraordinarily well to execute on the organic growth opportunities before us. Reflecting our focus on the overall enhancement of shareholder value and prudent capital allocation, we opportunistically repurchased a total of $25 million of WMS shares during the March 2010 quarter. Scott will provide greater detail on these points in just a moment.

Our record financial results and solid, highly liquid balance sheet highlight the benefits of the significant evolution and organizational development of WMS during the last few years. We now offer a significantly expanded product mix that provides a more balanced revenue and profitability base.

As an illustration, on a year-to-date basis, just over one-half of our gross profit has been generated from the recurring revenue base of our gaming operations business. In addition, by expanding our portfolio of high-performing products and with our leadership position in replacement ship share in the U. S. and Canada, we believe we are strongly positioned as the replacement cycle continues to improve in 2011 and the years beyond. And, with a growing base in Mexico and Australia, the launch of networked gaming systems and the opening of the Illinois and Italian VLT markets in our fiscal 2011, we believe we have exciting new opportunities for further growth as the global market strengthens. Marry this with the proven organizational skill sets that enable us to provide a laser focus on those factors that contribute to margin enhancement and increase cash flow, and it becomes evident why we are so optimistic for fiscal 2011 and beyond.

Now, let me turn the call over to Scott to share his perspective on our financial accomplishments. Scott.

Scott D. Schweinfurth, Executive Vice President, Chief Financial Officer and Treasurer

Thanks Brian and good afternoon everyone. As Brian stated, today we reported record fiscal third quarter operating and financial results including: total revenues; U.S and Canadian replacement new unit shipments; average selling price and total product sales revenues; our WAP participation installed base at quarter-end and average daily revenue on all participation units; product sales gross margin and total gross profit; operating income; adjusted EBITDA; net income and quarterly EPS — all in a very tough market.

Year-over year growth in both product sales and gaming operations revenues contributed to the record third quarter revenues of $198 million. Our record revenue again demonstrates that our customers will find ways to put high-return, high-earning “must-have” WMS products on their gaming floors. Our product sales margin improved by 260 basis points on a quarterly sequential basis to 54% and 30 basis points year-over-year, which contributed to the fiscal third quarter record $126 million in gross profit and reflects a solid step forward on the path to achieve our future target of 55% product sales margin. Couple this with our focus on disciplined operating expense spending and our operating margin reached nearly 23%, even as we invested in future growth as reflected in the 8% year-over-year increase in R&D expenses for products that target high-return organic growth opportunities. Achieving improvements in operating margin and profitability – even as we continue to increase our investments in R&D initiatives– continues to be one of WMS’ most notable accomplishments in this tough economic environment.

I would like to focus on four specific trends that provide some perspective regarding our financial progress and future outlook.

First: unit sales and average selling price. Overall, our total product revenues set a new quarterly record at $124 million, as revenues from new unit sales in the U.S. and Canada in aggregate increased 14%, and our International revenues grew 5% year over year. While the overall environment remains one of constraint and conservatism, this is the first quarter in over a year that our total new unit shipments increased from the prior-year quarter. The 3% or 187-unit global increase year over year and the 219-unit increase on a quarterly sequential basis principally reflect our continued growth in U.S. and Canadian replacement unit sales. In the March 2010 quarter, our new unit sales for replacement of existing gaming machines in the U.S. and Canada increased 23% year over year to 3,950 units, more than offsetting the overall industry decline in demand related to new casino openings and major expansions. We believe that the trough of the replacement cycle is now behind us. But we must work within the constraint of our customers’ calendar 2010 capital budgets for the next three quarters, and we’ll continue to be subject to consumer discretionary spending. We expect to deliver higher year-over-year unit increases in the June quarter resulting from these modest increases in our customers’ capital budgets combined with our ability to garner ship share and the additional growth opportunities unique to WMS such as the launch of our Bluebird xD cabinet later this quarter and continued growth in new distribution channels and markets we entered this year, despite the lack of improvement in many International markets.

Our average selling price for new units, at $15,976 for the March 2010 quarter, is again a new record, up 4% sequentially and 8% over the prior year. With a modest increase in list price for our Bluebird®2 product that was effective January 1st and the continued high earnings performance of our games, we expect strong ASPs again in the June quarter. Bluebird2 cabinets accounted for 89% of units sold worldwide, and units sold outside of the U. S. and Canada aggregated 34% of total units shipped. And, just as in North America, a growing number of International customers are increasingly opting to upgrade their purchases to the premium Bluebird2 line. Nonetheless, our initiatives to grow incremental revenues and profits, such as the ramp up in sales for our new lower-priced Helios™ cabinet – a niche product for select international markets where market economics do not justify premium products – and the ramp up in sales of products into the Class 2 market and in the Australian market, where we utilize the capabilities and strengths of eBet our distributor, will have a bit of a drag on the growth in future average sales price. However, we expect to largely offset these factors with the launch of the xD cross-over cabinet, which will be priced at a premium to the Bluebird2 upright gaming machines and which, as Brian noted, is meeting with solid customer demand.

Second – we continue to achieve healthy growth in our gaming operations business. Total revenues grew 10% to $74 million in the March 2010 quarter and our average installed footprint rose 5% year over year to 10,237 participation units. Average daily revenue per unit increased $6.00 per unit to $76.37, a rise of 9% year over year and a quarterly sequential increase of 2% despite the sluggish industry revenue trends experienced by many of our customers in the March quarter, including the impact of bad weather which effected casino visitation in several markets.

The increase in average daily revenue is primarily being driven by a higher mix of Wide Area Progressive games in our installed base. WAP units represented 32% of our total installed base at March quarter-end compared to 30% at December 31, 2009 and 22% a year ago; and I would remind everyone that while we have the incremental expense of the WAP jackpot that results in a lower gross margin percentage, because of the above-average revenue per unit earned, WAP units generate higher gross profit dollars and are therefore an extremely attractive return on our capital.

Third – gross margins. In the March 2010 quarter, our product sales margin improved over the prior-year to 54%, principally reflecting a higher average selling price, a higher mix of premium-priced products and a lower amount of inventory charges. The mix impact due to other product sales revenues, unlike the December 2009 quarter, was muted. Revenues from game conversion kits sales and other higher-margin items were essentially flat year over year, as were revenues from lower-margin used gaming machines, even though we sold 2,200 used units up from 1,400 used units in the prior-year quarter. Most of the used units this year were competitors’ products sold at lower prices than a year ago. Gross profit in our gaming operations business increased 5% year over year to $60 million, although the gross margin was 81% compared with 85% in the year-ago quarter. In addition to a higher percentage of lower-margin WAP footprint in the installed base this year, the decline in the gross margin percentage reflects more favorable WAP jackpot expense a year ago. Additionally, high-margin royalty revenues were lower year over year, due to the expiration of certain royalty arrangements where we now opt to serve the market directly.

And fourth – Our operating margin reached 23%, up 140 basis points from a year ago and contributed to a record $45 million in operating income, despite the 8% growth in R&D spend to ensure we have more and even better products in the future. R&D expenses in the March 2010 quarter were 14% of revenues and selling and administrative expenses decreased to 19% of revenues, as we continue to manage our expenses.

In the March 2010 quarter we had several discrete income tax items that netted out to a lower effective income tax rate; primarily the completion of federal income tax return audits through fiscal 2007 that resulted in a reduction of our liability for uncertain tax positions, partially offset by the expiration of the R&D tax credit legislation effective as of December 31, 2009. Taken together, these items benefitted our earnings per diluted share for the quarter by $0.06 on a net basis. Assuming that the R&D tax credit is not reinstated in the June quarter, we expect our effective tax rate will be between 36% and 37% for our fiscal fourth quarter.

Our cash flow from operating activities in the March 2010 quarter improved to $41 million from $30 million in the year-ago quarter. Increased net income and lower changes in operating assets and liabilities were partially offset by lower depreciation, deferred income taxes and other non-cash items. In the March 2010 quarter, we realized a $20 million year-over-year improvement in the change in operating assets and liabilities, primarily reflecting the improvement being achieved in the use of working capital for receivables and inventories on a year-over-year basis.

Let me remind you it was a year ago in the March 2009 quarter when we began to expand the amount of extended payment terms to selected customers to match what our competitors were offering. Today, with credit markets and customer balance sheets in better shape, we are experiencing modestly lower demand for extended credit terms. However, it is likely to take several more quarters before we see a return to more historical payment term levels. Our balance of notes receivable dated longer than 12 months was essentially flat on a quarterly sequential basis at $39 million versus a balance of $39 million at the end of December 2009 and $38 million at June 30, 2009.

Having completed the advance purchase of computer chips used for the Bluebird2 platform in the December 2009 quarter, our inventory increased only modestly on a quarterly sequential basis; while inventory turns improved to 4.2 turns from 4.0 turns a year ago.

During the March quarter, net cash used for investing activities decreased by $11 million as a $2 million increase in capital committed for additions to gaming operations equipment was more than offset by lower investment in property, plant and equipment and a decrease in payments to acquire or license intangible and other assets. While we expect further increases in capital additions to gaming operations in coming quarters as we roll out Bluebird2 units into our participation base, we also expect to continue realizing the higher capital returns and efficiencies on capital deployed in our participation business by maintaining our strong discipline in the rollout of new products. This disciplined strategy is extending the life of our games on the casino slot floor, resulting in a lower churn in units than our historical experience. We also expect increases in property, plant and equipment capital spending in coming quarters to expand our facilities to house additional R&D employees to fuel our innovation and future growth.

During the March 2010 quarter, we repurchased $25 million, or approximately 650 thousand shares of our common stock, at an average share price of $38.50. We still have approximately $109 million of remaining availability under our current authorization and, notwithstanding the ongoing allocation of capital for share repurchases, at March 31, 2010, our cash, cash equivalents and restricted cash totaled $161 million, essentially flat with December 31, 2009.

Before I turn the call over to Orrin, I would also like to briefly note that we plan to have our first-ever analyst day in Chicago on September 21st. We’ll be providing more information on this in the coming weeks and we’re certain that those who attend will gain additional perspective and deeper insight into our strategies for continued growth in fiscal ‘11 and beyond. Orrin.

Orrin J. Edidin, President

Thank you Scott, and good afternoon.

I’d like to share with you an update on our progress in North America, as well as with new product launches, the upcoming rollout of our networked gaming technologies and our distribution expansion into Australia, Mexico and Class II.

Garnering increased ship share is not easy; and to do it on a consistent basis requires that we develop products that provide new and appealing gaming experiences for players and high financial returns for casino operators. This focus resulted in WMS achieving a 26% ship share among the four major U.S. and Canadian suppliers in calendar 2009, up from 21% in the prior year, and up from just 16% a few years ago, and we believe that we have improved on that again in the March 2010 quarter.

A key driver of this success is our intense focus on the player, and on continuing to build our understanding of players’ entertainment expectations. Based on our deep and long experience at understanding what players want, coupled with the talents and creativity of the workforce at WMS, we are able to translate our Player Driven Innovation™ focus into a successful product vision and execution. The pipeline of player-appealing product executions that result from this focus benefits WMS on an ongoing, quarter-by-quarter basis. This focus on the player is and has been a fundamental element of our culture for the decade that Brian, Scott and I have now been together at WMS. It is the DNA behind our growing channel of revenue drivers and is the essence of our continuous improvement actions that are translating into our ongoing margin enhancements.

To continue the expansion of our product portfolio and drive further share, in June, we expect to launch the Bluebird xD cabinet, an entirely new form factor from WMS. The premium-priced xD cabinet will expand our portfolio and complement the Bluebird2 cabinet which, as evidenced by its rapid market acceptance during the past year, has become the workhorse of our product lineup. The xD low-profile, cross-over cabinet is an excellent example of this dual focus that provides meaningful opportunity to further increase ship share. It combines a number of new, innovative and player-appealing elements, while doing so in a smaller footprint than other comparable products thus providing greater economic performance for operators. This product has received extremely favorable pre-launch response from customers, and in its present beta test site is performing exceptionally well on the slot floor. And, just last week, Casino Enterprise Management magazine announced that xD was the #1 ranked product in the magazine’s Fourth Annual “Slot Floor Technology Awards” Competition.

In our participation business, we have two major new game series that we expect will continue to provide upward momentum to the growth in our gaming operation installed footprint over the next few quarters. THE PRICE IS RIGHT® series that is rolling out this quarter and our innovative THE LORD OF THE RINGS™ game, which will introduce an entirely new epic adventure experience on our Adaptive Gaming® platform, is expected to launch in July, building further momentum in Fiscal 2011. In conjunction with the launch of THE LORD OF THE RINGS game, we expect to also introduce our Player’s Life™ web services that enables casino operators to offer their players the ability to enjoy – for the first time – an on-line casual entertainment experience that will build additional recognition for players when they return to the casino to resume play on THE LORD OF THE RINGS game. Additionally, we launched THE WIZARD OF OZ™ - Ruby Slippers™ late in March to provide a strong refresh to the original OZ game, which has been a stand-out star on our Sensory Immersion platform since its launch over 2  1/2 years ago.

As expected, during the March quarter, we earned our first revenues on gaming machines shipped to New South Wales, Australia, following approval of the Bluebird2 platform and initial set of themes under the provisional GLI Appendix to the New South Wales Technical standard. eBet is our distributor in this market, and they have sold games to a number of the clubs in that market. I am pleased to report that these early placements are performing very well. Based upon the performance of the games and the freshness they bring to the slot floors, we expect to further increase our shipments in the June quarter, and on into Fiscal 2011.

Mexico is another growing opportunity for WMS, as that market continues to transition from electronic bingo-based gaming machines to Las Vegas-style units, and the number of approved gaming venues continues to expand. We have shipped Bluebird2 units to several customers and, as in most markets, casino patrons in Mexico have quickly embraced our products. We, and our customers, are pleased with the performance of our games on these slot floors, and we expect this to lead to further penetration of the Mexican market.

Our Class 2 and central determinant-based products are also gaining traction. We have now been approved as interoperable with all major system providers in the Washington State gaming market. Additionally, our capability to directly address the market for central determinant games lays the foundation for us to pursue the opportunity for VLTs in Italy. We are establishing relationships with several of the Italian concessionaires who have received VLT licenses and are following the path to technical testing and field trials. We expect our first revenue earning units to be placed in the market later this fall.

We are also moving forward on preparing for the opening of the Illinois VLT opportunity. We expect that the first units will ship toward the end of this calendar year.

Finally, let me update you on the status of networked gaming. While you know that Aria at MGM’s City Center opened last December as a fully networked gaming floor, only limited system functionality is yet operational at this time and we expect the Nevada regulators to allow more value-added functionality over the coming quarters. We expect the commercial version of our WAGE-NET® gaming system and our first portal application, Jackpot Explosion®, to be launched later this calendar year after beta trial in multiple casinos. Jackpot Explosion is the first game in the Ultra Hit Progressive® series, which is our first family of networked gaming portal applications. Our portal applications provide unique bonus play experiences across the top screens of networked gaming machines that create an integrated game dynamic with the base game. In particular, Jackpot Explosion is a mystery-triggered, multi-level progressive that creates an integrated experience between the base game and progressive jackpots.

We are working with nine casinos that will be the first to beta test Jackpot Explosion and experience the exciting new capabilities arising from the advantages of networked gaming. In addition, we will shortly begin a field trial in Mississippi, which is the expected final step to meet Mississippi requirements. While these initial examples will have only a very modest benefit to our revenue base when the commercial version is launched later this calendar year, this is the first commercial step forward for our networked gaming applications into a broader base of casinos, consistent with our strategic execution plans. Further game titles and portal family applications will be submitted for approvals in coming quarters, continuing to expand our portfolio of applications throughout fiscal 2011. The benefits of the applications that can be driven by networked gaming systems are beginning to be recognized by the industry, and we expect to launch these products later this calendar year.

I will now turn the call over to Brian for his concluding remarks.

Brian R. Gamache, Chairman and Chief Executive Officer

Thanks Orrin.

I think it’s evident from our comments today that we believe we will close fiscal 2010 on a high note; capping another year of record revenues and profits. Since giving our initial guidance for Fiscal 2010 last August, we have not backtracked on our plans or expectations, and our commitment to ongoing innovation, efficiency and growth remains at the highest levels throughout the organization.

Our ongoing conversations with customers around the globe continue to provide solid evidence that our products remain very much in demand. Most importantly, our operating results consistently prove this point.

Improvements in our operating execution; the disciplined allocation of capital, and expense management are clearly reflected in the consistency of our financial results. We have the processes and practices in place throughout the organization to continue to outpace the industry. Additionally, as we have clearly demonstrated over the past several years, our ongoing focused investments in high-return R&D activities and expansion into new markets and distribution channels continue to drive organic revenue growth opportunities that have attractive returns on capital.

Today, we provided revenue guidance for our fiscal fourth quarter of $213-to-$223 million, which reflects a year-over-year growth rate change of 9%-to-14%, and aggregates $765 to $775 million for fiscal 2010. Our revenue guidance reflects our customers’ anticipated spending plans, both domestically and internationally; as well as the diversity of our revenue stream and our realistic assessment based on our current visibility, along with our sensitivity for typical seasonal influences on average daily revenue in our gaming operations business, and the anticipated impact on consumer spending related to the economic environment.

Overall, we believe casino operators will continue to maintain a cautious approach toward capital spending for the balance of calendar 2010. But, I hope we have made very clear with our comments this afternoon, that even with the caution that exists in the industry, WMS is clearly performing at a level that transcends the macro economy and industry specific trends. We are achieving higher ship share, higher ASPs, growth in our participation revenues from higher revenue-per-day performance, improved operating margins and higher levels of net income and diluted earnings per share. This performance has been borne out by our operating results for many quarters in a row.

Going forward we expect these trends to continue. We are encouraged by the tremendous response to our up and coming launch of the Bluebird xD cabinet; the favorable reception being achieved in the Class II market, Mexico and the Australian markets; and the continued high performance and customer demand for our Bluebird2 platform. And, as Orrin mentioned, we are near the jumping off point for networked gaming.

Given our solid year-to-date performance in realizing operating margin improvement and the higher revenues expected in the June quarter, we expect to end Fiscal ‘10 strong….and to continue that momentum into Fiscal ‘11. Before opening this call up for questions, I would like to acknowledge that our management team recently celebrated our 10th anniversary at WMS; and I would like to thank our employees all around the globe and our Board of Directors for their unwavering support during this period of unprecedented growth at WMS. And importantly, I believe the seeds we have sown over the past decade will continue to reap dividends for all of our stakeholders in the years ahead. I have never been prouder to be part of any team; and I am confident that our best days remain ahead.

Now, we will be happy to take your questions.

Operator.

QUESTION AND ANSWER SECTION

Operator: [Operator Instructions]. And our first question comes from the line of Joe Greff with JPMorgan. Please proceed with your question.

<Q – Joseph Greff>: Hello, everyone. Good afternoon.

<A>: Hey, Joe.

<Q – Joseph Greff>: Orrin, I think you mentioned that ship share in the March quarter was greater than the 26% that you garnered in calendar 2009. Could you maybe comment on ship share? If you have sort of an actual number that would be great. But if you don’t and you want to wait until the others report. But when you look at March was ship share up sequentially relative to what you garnered in the December quarter?

<A – Orrin Edidin>: Right. Well to this point, Joe, obviously we can only comment on the percentage of those that have issued their releases to date and we’re waiting for 1 or 2 to continue to do that. But we’re pleased with where we are relative to IGT who disclosed last week. And we have a solid basis to believe that we can continue that improvement in this quarter as those results are issued.

<A – Brian Gamache>: And to that point, Orrin. I mean, Joe, we were up 23% year-over-year on replacement units. And I think that bodes well for our stealing share. So yes, so I think we are gaining share.

<Q – Joseph Greff>: Okay. And that leads into my next question, Brian. You mentioned that North American replacement units, I believe you said that North American replacement units would be up year-over-year in the June quarter. Would that also be up sequentially relative to the March quarter?

<A – Brian Gamache>: That would be our best guess at this point, yes.

<Q – Joseph Greff>: Okay. Great. And then 2 more questions. On margins, is it safe to say that relative to the prior full-year guidance on margins, whether it’s on gross or operating, nothing’s changed there?

<A – Brian Gamache>: No, nothing’s changed. And in fact when you look at our gaming operations business, that mix of business has become a little bit richer. I think that we said 50% of our gross profit in the March quarter came out of the gaming ops business, which is ahead of what we had forecasted. And as that continue – if that mix of business continues as we expect, that would have a positive impact on our operating margin going forward.

<Q – Joseph Greff>: Okay. Great. And then this is I guess a philosophical question. With respect to some of the new WAP titles that you’re introducing, how are you thinking about introducing them? Are you thinking about, I know in the past you’ve had sort of this cap for larger casinos of no more than on average, say, 4 machines per floor. For some of the newer things, are you thinking about lifting that and how should we be thinking about that going forward?

<A – Brian Gamache>: No, you know Joe, I think our recipe works fairly well for us today. I think it works great for the customers. And at the end of the day, if you keep the games out there longer at our high yield and stopping the churn of games coming back and forth, it’s much more profitable for us. So I think we’re going to stick with that recipe of fewer products, keeping them out there longer. It served us well and we expect that that would be the case going forward.

<Q – Joseph Greff>: Great. Thank you guys.

Operator: Thank you. And our next question comes from the line of Steven Kent with Goldman Sachs. Please proceed with your question.

<Q – Steven Kent>: Good afternoon. Just 2 questions. First could you just talk about some of the comments that IGT had made about discounts and the opportunity to regain some market share using that. I guess it’s always been my impression that it’s really the games that drive market share. But maybe things have changed and pricing and giving deals on upgrades relative to buying another machine might start to help.

And then separately, IGT also talked about the number of new games that they’re rolling out. And it, certainly it sounds like a lot of new games over the next 12 months. Could you just comment on that and how you think about how many titles is the appropriate one and how do you predict that over the next 12 months for yourselves?

<A – Brian Gamache>: Sure, I’d rather focus on the WMS part of that question, if I may Steve.

<Q – Steven Kent>: Sure.

<A – Brian Gamache>: I think that I continue to believe that price is not in the top 5 or 6 reasons why people buy our products. And if your content works and it creates the additional coin-in in the value proposition, we continue to believe that we have leverage in our pricing. We have virtually no customer challenges to our pricing model today and we would expect as long as we continue to perform at a high level, that would be the case going forward as well. So I continue to believe that price is really a reflection on your ability to create excellent content.

And the second piece, we believe that what’s right for us is the hundred plus themes that we bring out a year. We bring all of our products to G2E that we’re going to take out in the following 12 months. We don’t utilize G2E like others do as a focus group. We bring everything there that’s already been focused and researched and so forth. So this year I believe we’re going to bring 105 titles out, which we think for WMS is the perfect blend between the participation of for sale units both video and mechanical. And we’ll continue to look at, we have a 3-year plan that we actively monitor and update and we continue to believe that that’s sufficient for our base of business today.

<Q – Steven Kent>: Thank you.

<A – Brian Gamache>: Okay.

Operator: Thank you. [Operator instructions] And our next question comes from the line of David Bain with Sterne Agee. Please proceed with your question.

<Q – David Bain>: Great. Thanks. Just a follow-up on the pricing thing to help me put it to bed at least. So do you get the sense that you could have sold more units had a large competitor not dropped prices and bundled some conversions, or is it just purely-okay.

<A – Brian Gamache>: No. I don’t think we would have sold one more game, David, and I believe that our pricing is not the reason why people buy our products. And we believe that we’re worth a premium. And as long as we continue to perform at high level, there’s leverage in our pricing model yet.

<Q – David Bain>: Okay. Great. And then quick question on the stand-alone units on the gaming ops front. Can you give us a sense as to what percentage was attributable to conversions to WAPs or LAPs?

<A – Brian Gamache>: Well, a year ago we had 22% of our footprint was WAPs, and it’s now 32%. Does that answer your question?

<Q – David Bain>: Yes.

<A – Brian Gamache>: We grew that mix of business from 22 a year ago to 32 this year.

<Q – David Bain>: Okay. So a large percentage of that decline of the raw number that we saw was a conversion then?

<A – Brian Gamache>: That would be correct.

<Q – David Bain>: Okay.

<A – Brian Gamache>: With our high yielding WAP business. And by the way, the decline is, it really was to be expected. I think what you really need to look at is the guidance we gave last August for the end of the year. And we’re still very comfortable, as we said on the call, we have 2 major launches coming in the pending quarter. And we have a very active backlog that we’ll be in putting in place here in very short order. So I’m not concerned about our footprint number for Q4.

<Q – David Bain>: Okay. And then final one from me on the percentage of WIZARD OF OZ footprint that was refreshed with the Ruby Slippers and maybe just some indications as to what you’re seeing on performance there from Ruby Slippers?

<A – Scott Schweinfurth>: Yeah, it’s Scott. The – we got the approval for the Ruby Slippers sort of right at the end of March. So there’s a very small number that is in the overall installed base at the end of March. But you can imagine that in the June quarter there’ll be a fuller rollout of those. And the performance data that we’ve seen to-date has been very encouraging.

<Q – David Bain>: Okay. Great.

<A – Brian Gamache>: And in fact some of that additional Ruby Slippers is accretive to the footprints, which is kind of interesting.

<A – Scott Schweinfurth>: Right. Right.

<Q – David Bain>: Okay. That’s interesting. Okay, thank you.

Operator: Thank you. And our next question comes from the line of Todd Eilers with Roth Capital Partners. Please proceed with your question.

<Q – Todd Eilers>: Good afternoon, everyone.

<A – Brian Gamache>: Hey, Todd.

<A – Orrin Edidin>: Hi.

<Q – Todd Eilers>: Another follow-up to Dave’s question on the mix of the ops installed base. Obviously the focus on the WAP titles over the last several quarters, and it sounds like you have some new product launches in that category. Should we – how should we look at your installed base going forward? Should we continue to expect you guys to focus more on the WAP product there and possibly less on the standalone and LAP footprint? Or do you have plans at some point to launch some games in those categories as well? Just how should we look at that going forward?

<A – Brian Gamache>: We actually, we refresh the standalone participation footprint every quarter, Todd. So at the end of the day, we have a huge installed base out there that we have to protect. And that’s still very profitable for our company. Some of the blockbuster titles may look like we’re directing them to WAP, but we still have many MONOPOLY games out there. We still have a lot of our LAP products that we continue to refresh actively. And we invest a lot of money to keep that footprint fresh. So every one of our games gets refreshed literally 2 to 3 times a year. So it’s a very ongoing process. We’re not ignoring them at the expense of WAP, we’re just incrementing our footprint with WAP.

<Q – Todd Eilers>: Okay. That’s helpful. And then with respect to the xD cabinet launch, can you maybe talk a little bit, help me understand what market segment that’s going after? For instance, maybe why would a casino purchase an xD cabinet versus a Bluebird2? Just a little bit better understanding on the segment that you’re going after there.

<A – Orrin Edidin>: Todd, this is Orrin. There’s really nothing like it on the floor; that’s the primary reason. It’s a very distinctive looking product that fills a niche for the operators. Based on the field trials, the betas that we have out there, the performance with the same game running in a Bluebird2 versus an xD, the theme on the xD is running at a meaningful premium to the Bluebird2 product. So the players are seeing value in the form factor, and the operators are looking forward to getting it on their floor, if the backlog is any indication.

<A – Brian Gamache>: And this is a price point, Todd that’s north of $20,000, and will be at a margin neutral to the Bluebird2 type of thing. So it’s going to be a very good thing for our company. And this will be a very popular product niche on all the casino floors shortly.

<Q – Todd Eilers>: Okay. Thank you guys.

Operator: Thank you. And Mr. Pfund there are no further questions at this time, so I’ll now turn the conference back over to you.

Brian R. Gamache, Chairman and Chief Executive Officer

Thank you operator and thank you for your interest in WMS and joining us on today’s call. We look forward to reporting our additional progress on our call in early August to discuss our June 2010 quarter and fiscal annual results, and share with you our guidance for fiscal 2011. Have a great afternoon.

Operator: Thank you. And ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation and ask that you please disconnect your lines.

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